Exhibit 10.2

Adopted June 20, 2003

Directors’ Nonqualified Deferred Compensation Program
Federal Home Loan Bank of Topeka

This Directors’ Nonqualified Deferred Compensation Program (Program) provides each director of the Federal Home Loan Bank of Topeka (Bank) the option of deferring all or a portion of the fees earned by the director in any calendar year.

1)	Deferral Election. In order to utilize the deferral option provided by this Program, a director must file an election form with the Bank electing to defer all or a portion of the fees the director will earn in a calendar year. Any election to defer director’s fees earned in a calendar year will become irrevocable on the first day of that calendar year.

a)	The election form must be filed with the Bank prior to the beginning of the calendar year for which a deferral election will be in effect.

b)	Notwithstanding subsection (a), a director appointed or elected to the board after the beginning of the calendar year may elect to defer fees in that calendar year provided that an election form is filed with the Bank before the director’s first board of directors meeting.

2)	Account. The Bank will maintain a separate memorandum account (Account) for each director deferring fees under the Program. All deferred fees will be credited to the Account and interest will be credited or debited to the Account consistent with the director’s interest accrual election. The Account constitutes an unsecured claim against the general assets of the Bank, equal in priority to other unsecured claims against the Bank. A director has no entitlement or claim to the Account until payments are due under the Program. Deferred fees and accrued interest are not held in trust for a director.

3)	Interest Accrual. The Account will earn interest at a rate equal to the Bank’s return on equity in the prior calendar year calculated in accordance with generally accepted accounting principles, excluding any impact or adjustment required because of Financial Accounting Standards No. 133 (referred to as the Bank’s pre-FAS 133 return on equity). A director may elect to have interest accrued on all or part of the Account using a rate derived from the change in value over the course of the calendar year of any general fund or funds in which the Bank’s employees are permitted to invest under the Bank’s qualified thrift plan. In the event of such an election, the change in value will be computed quarterly for purposes of accruing interest on the Account.

a)	Interest on the Account will be computed and credited quarterly.

b)	A director, or the director’s beneficiaries in the event the director dies prior to distribution of the Account, may change the interest accrual method by filing an election with the Bank prior to the beginning of the calendar year and regardless of whether the director is then serving as a director.

c)	If a director does not make an interest accrual election for a calendar year, the same interest accrual method utilized for the prior calendar year will be deemed to have been elected.

Directors’ Nonqualified Deferred Compensation Program

d)	A director may not change the interest accrual method during the calendar year.

e)	In the event that the interest accrual computed is negative, the Account will be reduced accordingly.

f)	Designation of an interest accrual method is solely for purposes of determining amounts owed to a director under the Program and no funds of the Bank are invested for the benefit of or at the direction of a director.

4)	Distribution of Account. In conjunction with the filing of an election form prior to the beginning of each calendar year in which the director will serve as a director, a director may make an election as to when and in what manner the director is to be paid the balance of the Account. A director may not be paid all or any portion of the Account while still serving as a director and may not change the election regarding the distribution of the Account after the beginning of the last calendar year in which the director serves as a director.

a)	A director may elect to have the balance of the Account paid in a lump sum or in five equal consecutive annual installments.

b)	A director may elect to begin receiving the balance of the Account in the calendar year following the calendar year the director ceases to be a director or in such later calendar year as may be specified.

c)	If a director does not make a distribution election for a calendar year, the most recent distribution election will be deemed to have been elected.

5)	Beneficiaries. A director may designate one or more beneficiaries to receive the balance of the director’s Account, including the relative portion of the Account to go to each beneficiary if more than one beneficiary is designated, in the event the director dies before the Account is fully distributed to the director. A director may make an election as to when and in what manner the beneficiaries are to be paid the balance of the Account. Such designation may by changed by a director at any time by delivering to the Bank in writing a new beneficiary designation.

a)	A director may elect to have the balance of the Account paid to the beneficiaries in a lump sum or in five equal consecutive annual installments.

b)	A director may elect to have the beneficiaries begin receiving the balance of the Account in the calendar year of the director’s death or in such later calendar year as the director may specify.

6)	Prohibition on Assignment. No right or claim of any director or any designated beneficiary under the Program may be assigned, transferred, pledged or encumbered.

7)	Withholding. Distribution of any amounts from a director’s Account will be reduced by any amount required to be withheld pursuant to any law or regulation with respect to income taxes, social security or other tax.

8)	Early Distribution. A director may apply for premature distribution of the director’s Account in the event of: (a) serious financial hardship; or (b) total disability which is expected to last longer than six months. An application for premature distribution must be made in writing to a committee composed of the Bank’s chairman of the board of directors, president and general counsel. Sufficient documentation shall accompany the application evidencing the director’s serious financial hardship or disability. The decision of the committee will be final and no action by the board of directors will be required.

Directors’ Nonqualified Deferred Compensation Program

9)	Governing Law. This program will be governed by and construed in accordance with the laws of the State of Kansas.

10)	Amendment; Termination. The Bank may amend or modify this Program at any time but no amendment or modification will affect a director’s claim to the director’s Account balance at the time such amendment or modification takes affect. The Bank may in its discretion terminate this Program at any time by giving written notice of termination to any participating director. In the event of termination, the Bank will maintain the director’s Account but no future deferral of director’s fees will be honored. The Bank will continue to accrue interest on the Account at either the Bank’s return on equity as specified in section (2) or at some other rate which the Bank chooses to offer and the director elects to accept.

11)	Replacement of Prior Programs. This Program replaces all prior deferred compensation plans for directors. All deferred fees and accrued interest under any prior plans or programs will be credited to a director’s Account on the effective date of the Program.